EXHIBIT 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of the Schedule 13D (and any further amendment filed by them) with respect to the Shares of Common Stock, no par value, of J & J Snack Foods Corp., a New Jersey corporation.

Date: September 3, 2021

The 2021 Irrevocable Trust For Gerald B. Shreiber

/s/ Marjorie S. Roshkoff

By:   Marjorie S. Roshkoff

As trustee of The 2021 Irrevocable Trust For Gerald B. Shreiber

/s/ Gerald B. Shreiber

Gerald B. Shreiber, individually

/s/ Marjorie S. Roshkoff

Marjorie S. Roshkoff, individually